Exhibit 99.1

News release

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Mac Jeffery	Greg Smith
781-522-5111	781-522-5141

Raytheon Reports Strong Third Quarter 2006 Results and Increases 2006 Full-year Guidance

Highlights

•	Earnings per share (EPS) from continuing operations of $0.72, up 41 percent

•	Strong operating cash flow; net debt at $2.8 billion, lowest in over 11 years

•	Strong bookings of $6.1 billion; sales of $5.7 billion, up 7 percent

•	2006 full-year guidance increased for EPS, bookings, operating cash flow, and return on invested capital (ROIC)

WALTHAM, Mass., (October 26, 2006) – Raytheon Company (NYSE: RTN) reported third quarter 2006 income from continuing operations of $323 million or $0.72 per diluted share compared to $231 million or $0.51 per diluted share in the third quarter 2005. Third quarter 2006 net income was $321 million or $0.71 per diluted share compared to $228 million or $0.50 per diluted share in the third quarter 2005. Third quarter 2006 net income was higher primarily due to improved operating results at Integrated Defense Systems (IDS) and Raytheon Aircraft Company (RAC), combined with a reduction in pension expense.

“Raytheon had another very strong quarter,” said William H. Swanson, Raytheon’s Chairman and CEO. “Our operating results demonstrate the Company’s continued focus on execution, and as a result, the Company is able to increase its full-year EPS, bookings, cash flow, and ROIC guidance.”

Net sales for the third quarter 2006 were $5.7 billion, up 7 percent from $5.3 billion in the third quarter 2005. Government and Defense sales for the quarter (after the elimination of intercompany sales) increased 5 percent to $4.7 billion from $4.5 billion in the third quarter 2005. RAC sales for the quarter increased 18 percent to $758 million from $642 million in the third quarter 2005.

Operating cash flow from continuing operations for the third quarter 2006 was $750 million versus $798 million for the third quarter 2005. Year-to-date operating cash flow from continuing operations was $1,194 million versus $1,344 million for the comparable period in 2005. The decrease in both the third quarter and year-to-date 2006 versus the comparable periods in 2005 is primarily due to higher cash tax payments in 2006.

During the third quarter 2006, the Company repurchased 5.5 million shares of common stock for $250 million as part of the Company’s previously announced share repurchase programs. The Company has repurchased 7.9 million shares of common stock year-to-date for $352 million.

Net debt was $2.8 billion at the end of the third quarter 2006 compared with $3.3 billion at year-end 2005 and $4.2 billion at the end of the third quarter 2005. Net debt is defined as total debt less cash and cash equivalents.

Summary Financial Results (in millions, except per share data)	3rd Quarter		% Change	Nine Months		% Change
	2006	2005		2006	2005
Net Sales	$5,693	$5,331	7%	$16,556	$15,684	6%
Total Operating Expenses	5,156	4,917		15,053	14,466

Operating Income	537	414	30%	1,503	1,218	23%
Non-operating Expenses	44	61		101	212

Income from Cont. Ops. before Taxes	$493	$353	40%	$1,402	$1,006	39%

Income from Continuing Operations	$323	$231	40%	$923	$660	40%

Net Income	$321	$228	41%	$918	$595	54%

Diluted EPS from Continuing Operations	$0.72	$0.51	41%	$2.05	$1.45	41%

Diluted EPS	$0.71	$0.50	42%	$2.04	$1.31	56%

Cash Flow from Continuing Operations	$750	$798		$1,194	$1,344

Bookings and Backlog

Bookings	3rd Quarter		Nine Months
(in millions)	2006	2005	2006	2005
Bookings
Government and Defense	$5,237	$3,422	$14,655	$15,317
Commercial	883	737	2,386	2,187

Total Bookings	$6,120	$4,159	$17,041	$17,504

Backlog	Period ending
(in millions)	09/24/06	12/31/05
Backlog	$34,587	$34,419
Funded Backlog	$18,860	$17,580

The Government and Defense businesses reported third quarter 2006 bookings of $5.2 billion compared to $3.4 billion in the third quarter 2005, an increase driven by several programs in Missile Systems (MS) and Network Centric Systems (NCS). RAC reported third quarter 2006 bookings of $717 million compared to $572 million in the third quarter 2005.

The Government and Defense businesses ended the third quarter 2006 with a backlog of $31.7 billion compared to $31.2 billion at the end of 2005. The Company ended the quarter with a backlog of $34.6 billion compared to $34.4 billion at the end of 2005.

Outlook

2006 Financial Outlook

	Current	Prior *
Bookings ($B)	23.0 - 24.0	22.0 - 23.0
Net Sales ($B)	23.1 - 23.6	23.1 - 23.6
FAS/CAS Pension Expense ($M)	378	378
Interest Expense, net ($M)	200 - 210	220 - 230
Diluted Shares	449 - 451	449 - 451
EPS from Cont. Ops. ($)	2.70 - 2.80	2.60 - 2.70
Net Debt ($B)	2.0 - 2.2	2.3 - 2.5
Operating Cash Flow ($B)	2.3 - 2.5	2.0 - 2.2
ROIC (%)	8.4 - 8.8	8.2 - 8.6

*	As of July 27, 2006

The Company has increased full-year 2006 guidance for earnings per share from continuing operations, bookings, operating cash flow, and return on invested capital (ROIC). In addition, the Company’s full-year 2006 guidance reflects a reduction in both net interest expense and net debt.

2007 Financial Outlook

Bookings ($B)	24.5 - 25.5
Net Sales ($B)
Government and Defense	22.2 - 22.7
Eliminations of Intercompany Sales	(1.7)

Government and Defense after Elims	20.5 - 21.0
Raytheon Aircraft	3.3
Other	0.8

Total Company	24.6 - 25.1
EPS from Cont. Ops. ($)	2.95 - 3.05
Operating Cash Flow ($B)	1.7 - 1.9
ROIC (%)	9.0 - 9.4

Charts containing additional information on the Company’s 2006 and 2007 guidance are available on the Company’s website at www.raytheon.com. See attachment F for the Company’s calculation and use of ROIC, a non-GAAP financial measure.

Segment Results

Integrated Defense Systems

(in millions, except margin percent)	3rd Quarter		% Change	Nine Months		% Change
	2006	2005		2006	2005
Net Sales	$1,030	$919	12%	$3,031	$2,765	10%
Operating Income	$167	$134	25%	$502	$394	27%
Operating Margin	16.2%	14.6%		16.6%	14.2%

Integrated Defense Systems (IDS) had third quarter 2006 net sales of $1,030 million, up 12 percent compared to $919 million in the third quarter 2005, primarily due to growth in DDG 1000 and international programs. IDS recorded $167 million of operating income compared to $134 million in the third quarter 2005. The increase in operating income was primarily due to higher volume and program performance improvements on domestic and international programs.

During the quarter, IDS booked $92 million to provide torpedoes, spares and support for the U.S. Navy.

Intelligence and Information Systems

(in millions, except margin percent)	3rd Quarter		% Change	Nine Months		% Change
	2006	2005		2006	2005
Net Sales	$626	$649	-4%	$1,870	$1,821	3%
Operating Income	$58	$57	2%	$171	$166	3%
Operating Margin	9.3%	8.8%		9.1%	9.1%

Intelligence and Information Systems (IIS) had third quarter 2006 net sales of $626 million compared to $649 million in the third quarter 2005, a decrease primarily due to the timing of funding on certain classified programs. IIS recorded $58 million of operating income compared to $57 million in the third quarter 2005.

During the quarter, IIS booked $294 million on a number of classified contracts, including $111 million on a major classified contract.

Missile Systems

(in millions, except margin percent)	3rd Quarter		% Change	Nine Months		% Change
	2006	2005		2006	2005
Net Sales	$1,081	$1,005	8%	$3,187	$3,002	6%
Operating Income	$109	$104	5%	$341	$313	9%
Operating Margin	10.1%	10.3%		10.7%	10.4%

Missile Systems (MS) had third quarter 2006 net sales of $1,081 million, up 8 percent compared to $1,005 million in the third quarter 2005, primarily due to a ramp up on Standard Missile and several development programs. MS recorded $109 million of operating income compared to $104 million in the third quarter 2005.

During the quarter, MS booked $369 million for the production of Phalanx Weapons Systems for the U.S. Navy. MS also booked $311 million for additional development work on the Exoatmospheric Kill Vehicle (EKV) program, $267 million for the production of Standard Missile-3 (SM-3) for the Missile Defense Agency, and $163 million for the production of Tube-launched Optically guided Wire controlled (TOW) missiles for the U.S. Army.

Network Centric Systems

	3rd Quarter		% Change	Nine Months		% Change
(in millions, except margin percent)	2006	2005		2006	2005
Net Sales	$879	$833	6%	$2,550	$2,399	6%
Operating Income	$87	$87	NM	$262	$244	7%
Operating Margin	9.9%	10.4%		10.3%	10.2%

Network Centric Systems (NCS) had third quarter 2006 net sales of $879 million, up 6 percent compared to $833 million in the third quarter 2005, primarily due to growth in the Combat Systems business. NCS recorded operating income of $87 million in the third quarter 2006 and in the third quarter 2005.

During the quarter, NCS booked $285 million for the production of Improved Target Acquisition System (ITAS) for the U.S. Army and the U.S. Marine Corps. NCS also booked $97 million to provide Horizontal Technology Integration (HTI) forward-looking infrared kits to the U.S. Army.

Space and Airborne Systems

	3rd Quarter		% Change	Nine Months		% Change
(in millions, except margin percent)	2006	2005		2006	2005
Net Sales	$1,069	$1,013	6%	$3,144	$3,030	4%
Operating Income	$148	$143	3%	$445	$444	NM
Operating Margin	13.8%	14.1%		14.2%	14.7%

Space and Airborne Systems (SAS) had third quarter 2006 net sales of $1,069 million, up 6 percent compared to $1,013 million in the third quarter 2005, primarily due to growth in the Advanced Targeting Forward Looking Infrared (ATFLIR) and Airborne Radar Production programs. SAS recorded $148 million of operating income compared to $143 million in the third quarter 2005.

During the quarter, SAS booked $96 million to supply the Hellenic Air Force with Advanced Self-Protection Integrated Suite (ASPIS) equipment for its F-16 aircraft fleet. SAS also booked $192 million on a number of classified contracts.

Technical Services

	3rd Quarter		% Change	Nine Months		% Change
(in millions, except margin percent)	2006	2005		2006	2005
Net Sales	$509	$479	6%	$1,445	$1,455	-1%
Operating Income	$36	$38	-5%	$100	$107	-7%
Operating Margin	7.1%	7.9%		6.9%	7.4%

Technical Services (TS) had third quarter 2006 net sales of $509 million, up 6 percent compared to $479 million in the third quarter 2005, primarily due to growth in the Logistics and Training Systems business. TS recorded operating income of $36 million in the third quarter of 2006 compared to $38 million in the third quarter 2005. Operating income was lower primarily due to favorable program profit adjustments recorded in the prior year.

During the quarter, TS booked $145 million on a number of Logistics and Training Systems business contracts.

Aircraft

	3rd Quarter		% Change	Nine Months		% Change
(in millions, except margin percent)	2006	2005		2006	2005
Net Sales	$758	$642	18%	$1,996	$1,771	13%
Operating Income	$70	$34	106%	$127	$69	84%
Operating Margin	9.2%	5.3%		6.4%	3.9%

Raytheon Aircraft Company (RAC) had third quarter 2006 net sales of $758 million, up 18 percent compared to $642 million in the third quarter 2005, primarily due to increased new aircraft deliveries. RAC recorded operating income of $70 million compared to $34 million in the third quarter 2005. Operating income was higher due to continued improved operating performance, favorable aircraft volume and mix, and a favorable adjustment related to warranty expense.

After the quarter, RAC received an order from NetJets® Inc. for the purchase of 48 additional Hawker® aircraft, 30 Hawker 750s and 18 Hawker 900XPs. These aircraft are expected to be delivered in the 2007 – 2009 timeframe and have a value totaling more than $500 million.

Other

Net sales for the Other segment in the third quarter 2006 were $190 million compared to $185 million in the third quarter 2005. The segment recorded an operating loss of $11 million in the third quarter 2006 compared to an operating loss of $25 million in the third quarter 2005.

Raytheon Company (NYSE: RTN), with 2005 sales of $21.9 billion, is an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Waltham, Mass., Raytheon employs 80,000 people worldwide.

Disclosure Regarding Forward-looking Statements

This release and the attachments contain forward-looking statements, including information regarding the Company’s 2006 and 2007 financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the Company’s current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company’s actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: risks associated with the Company’s U.S. government sales, including changes or shifts in defense spending, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the ability to procure new contracts; the risks of conducting business in foreign countries; the ability to comply with extensive governmental regulation, including import and export policies and procurement, aircraft manufacturing and other regulations; the impact of competition; the ability to develop products and technologies; the risk of cost overruns, particularly for the Company’s fixed-price contracts; dependence on component availability, subcontractor performance and key suppliers; risks of a negative government audit; the use of accounting estimates in the Company’s financial statements; the potential impairment of the Company’s goodwill; risks associated with the general aviation, commuter and fractional ownership aircraft markets; accidents involving the Company’s aircraft; the outcome of contingencies and litigation matters, including government investigations; the ability to recruit and retain qualified personnel; risks associated with acquisitions, joint ventures and other business arrangements; the impact of changes in the Company’s credit ratings; risks associated with exploring strategic alternatives for RAC, including the uncertainty of whether a transaction will be consummated and the potential disruption to RAC’s business during such transaction; and other factors as may be detailed from time to time in the Company’s public announcements and Securities and Exchange Commission filings. In addition, these statements do not give effect to the potential impact of any acquisitions, divestitures or business combinations, including any potential RAC transaction, that may be announced or closed after the date hereof. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release.

Conference Call on the Third Quarter 2006 Financial Results

Raytheon’s financial results conference call will be Thursday, October 26, 2006 at 9 a.m. ET. Participants will include William H. Swanson, Chairman and CEO, David C. Wajsgras, senior vice president and CFO, and other Company executives.

The dial-in number for the conference call will be (866) 800 - 8651. The conference call will also be audiocast on the Internet at www.raytheon.com. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

# # #

Attachment A

Raytheon Company

Preliminary Statement of Operations Information

Third Quarter 2006

(In millions except per share amounts)	Three Months Ended		Nine Months Ended
	24-Sep-06	25-Sep-05	24-Sep-06	25-Sep-05
Net sales	$5,693	$5,331	$16,556	$15,684

Cost of sales	4,656	4,445	13,529	13,053
Administrative and selling expenses	373	348	1,124	1,053
Research and development expenses	127	124	400	360

Total operating expenses	5,156	4,917	15,053	14,466

Operating income	537	414	1,503	1,218

Interest expense	64	79	201	237
Interest income	(17)	(14)	(58)	(38)
Other (income) expense, net	(3)	(4)	(42)	13

Non-operating expense, net	44	61	101	212

Income from continuing operations before taxes	493	353	1,402	1,006
Federal and foreign income taxes	170	122	479	346

Income from continuing operations	323	231	923	660
Loss from discontinued operations, net of tax	(2)	(3)	(5)	(65)

Net income	$321	$228	$918	$595

Earnings per share from continuing operations
Basic	$0.73	$0.52	$2.09	$1.47
Diluted	$0.72	$0.51	$2.05	$1.45

Loss per share from discontinued operations
Basic	$—	$(0.01)	$(0.01)	$(0.14)
Diluted	$—	$(0.01)	$(0.01)	$(0.14)

Earnings per share
Basic	$0.73	$0.51	$2.08	$1.33
Diluted	$0.71	$0.50	$2.04	$1.31

Average shares outstanding
Basic	441.9	445.6	442.3	448.4
Diluted	451.6	452.1	450.5	454.4

Attachment B

Raytheon Company

Preliminary Segment Information

Third Quarter 2006

(In millions)

	Net Sales Three Months Ended		Operating Income Three Months Ended		Operating Income As a Percent of Sales Three Months Ended
	24-Sep-06	25-Sep-05	24-Sep-06	25-Sep-05	24-Sep-06	25-Sep-05
Integrated Defense Systems	$1,030	$919	$167	$134	16.2%	14.6%
Intelligence and Information Systems	626	649	58	57	9.3%	8.8%
Missile Systems	1,081	1,005	109	104	10.1%	10.3%
Network Centric Systems	879	833	87	87	9.9%	10.4%
Space and Airborne Systems	1,069	1,013	148	143	13.8%	14.1%
Technical Services	509	479	36	38	7.1%	7.9%
Aircraft	758	642	70	34	9.2%	5.3%
Other	190	185	(11)	(25)	-5.8%	-13.5%
FAS/CAS Pension Adjustment	—	—	(93)	(117)
Corporate and Eliminations	(449)	(394)	(34)	(41)

Total	$5,693	$5,331	$537	$414	9.4%	7.8%

	Net Sales Nine Months Ended		Operating Income Nine Months Ended		Operating Income As a Percent of Sales Nine Months Ended
	24-Sep-06	25-Sep-05	24-Sep-06	25-Sep-05	24-Sep-06	25-Sep-05
Integrated Defense Systems	$3,031	$2,765	$502	$394	16.6%	14.2%
Intelligence and Information Systems	1,870	1,821	171	166	9.1%	9.1%
Missile Systems	3,187	3,002	341	313	10.7%	10.4%
Network Centric Systems	2,550	2,399	262	244	10.3%	10.2%
Space and Airborne Systems	3,144	3,030	445	444	14.2%	14.7%
Technical Services	1,445	1,455	100	107	6.9%	7.4%
Aircraft	1,996	1,771	127	69	6.4%	3.9%
Other	582	566	(34)	(66)	-5.8%	-11.7%
FAS/CAS Pension Adjustment	—	—	(283)	(349)
Corporate and Eliminations	(1,249)	(1,125)	(128)	(104)

Total	$16,556	$15,684	$1,503	$1,218	9.1%	7.8%

Attachment C

Raytheon Company

Other Preliminary Information

Third Quarter 2006

	Backlog (In millions)		Funded Backlog (In millions)
	24-Sep-06	31-Dec-05	24-Sep-06	31-Dec-05
Integrated Defense Systems	$7,411	$8,010	$3,277	$3,009
Intelligence and Information Systems	4,009	4,077	748	642
Missile Systems	8,913	8,040	4,805	4,443
Network Centric Systems	4,532	4,307	3,374	2,839
Space and Airborne Systems	5,257	5,220	2,724	2,851
Technical Services	1,546	1,594	1,013	916
Aircraft	2,656	2,891	2,656	2,600
Other	263	280	263	280

	$34,587	$34,419	$18,860	$17,580

Government and Defense businesses	$31,668	$31,248	$15,941	$14,700

	Bookings (In millions) Three Months Ended
	24-Sep-06	25-Sep-05
Government and Defense businesses	$5,237	$3,422
Commercial businesses	883	737

	$6,120	$4,159

	New Aircraft Deliveries (Units) Three Months Ended
	24-Sep-06	25-Sep-05
Hawker 800XP	18	13
Premier	9	2
Hawker 400XP	12	14
King Air	36	27
Pistons	20	8
T-6A	18	16

Total	113	80

	New Aircraft Bookings (Units) Three Months Ended
	24-Sep-06	25-Sep-05
Hawker 4000	2	—
Hawker 800XP	18	11
Premier	10	9
Hawker 400XP	13	11
King Air	39	38
Pistons	20	13
T-6A	2	—

Total	104	82

Attachment D

Raytheon Company

Preliminary Balance Sheet Information

Third Quarter 2006

(In millions)

Balance sheets

	24-Sep-06	31-Dec-05
Assets
Cash and cash equivalents	$1,162	$1,202
Accounts receivable, less allowance for doubtful accounts	367	425
Contracts in process	3,799	3,469
Inventories	2,139	1,722
Deferred federal and foreign income taxes	341	435
Prepaid expenses and other current assets	273	314

Total current assets	8,081	7,567
Property, plant and equipment, net	2,588	2,675
Goodwill	11,617	11,554
Other assets, net	2,501	2,585

Total assets	$24,787	$24,381

Liabilities and Stockholders’ Equity
Notes payable and current portion of long-term debt	$582	$79
Subordinated notes payable	—	408
Advance payments and billings in excess of costs incurred	1,965	2,012
Accounts payable	1,084	962
Accrued salaries and wages	971	987
Other accrued expenses	1,285	1,403
Liabilities from discontinued operations	50	49

Total current liabilities	5,937	5,900
Accrued retiree benefits and other long-term liabilities	3,695	3,559
Deferred federal and foreign income taxes	209	125
Long-term debt	3,401	3,969
Minority interest	165	119
Stockholders’ equity	11,380	10,709

Total liabilities and stockholders’ equity	$24,787	$24,381

Attachment E

Raytheon Company

Preliminary Cash Flow Information

Third Quarter 2006

(In millions)

Cash flow information

	Three Months Ended		Nine Months Ended
	24-Sep-06	25-Sep-05	24-Sep-06	25-Sep-05
Net income	$321	$228	$918	$595
Depreciation	90	86	271	262
Amortization	23	23	70	65
Working capital	37	245	(621)	(106)
Discontinued operations	2	(4)	(2)	(56)
Net activity in financing receivables	35	(12)	141	79
Other	244	228	415	449

Net operating cash flow	752	794	1,192	1,288
Capital spending	(68)	(71)	(173)	(183)
Internal use software spending	(25)	(25)	(51)	(61)
Acquisitions	(40)	(39)	(87)	(99)
Investment activity and divestitures	—	—	50	7
Dividends	(108)	(99)	(313)	(289)
Repurchase of common stock	(250)	(198)	(352)	(390)
Debt repayments	(74)	(31)	(445)	(93)
Other	50	35	139	84

Total cash flow	$237	$366	$(40)	$264

Attachment F

Raytheon Company

Non-GAAP Financial Measures

Third Quarter 2006

Return on Invested Capital (ROIC) is a “non-GAAP” financial measure under SEC regulations. The Company defines ROIC as income from continuing operations plus after-tax net interest expense plus one-third of operating lease expense after-tax (estimate of interest portion of the operating lease expense), divided by average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8) and adding financial guarantees. ROIC is not a measure of financial performance under generally accepted accounting principles (GAAP) and may not be defined and calculated by other companies in the same manner. ROIC should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. The Company uses ROIC to make the most efficient and effective use of capital and as an element of management incentive compensation.

Return on Invested Capital

(In millions)	Current 2006 Guidance
	Low end of range	High end of range
Income from Continuing Operations
Net Interest Expense, after-tax*	Combined	Combined
Lease Expense, after-tax*

Return	$1,415	$1,460

Net Debt **
Equity**	Combined	Combined
Lease Expense x 8 plus Financial Guarantees**

Invested Capital	$16,775	$16,575

ROIC	8.4%	8.8%

	2007 Guidance
	Low end of range	High end of range
Income from Continuing Operations
Net Interest Expense, after-tax*	Combined	Combined
Lease Expense, after-tax*

Return	$1,510	$1,555

Net Debt **
Equity**	Combined	Combined
Lease Expense x 8 plus Financial Guarantees**

Invested Capital	$16,700	$16,500

ROIC	9.0%	9.4%

*	effective tax rate of 33.9% (2006 Guidance) and 34.0% (2007 Guidance)
**	two-point average